Exhibit 99.15

Johnson & Johnson Reports Fourth-Quarter and Full-Year 2007 Results

2007 Fourth-Quarter Sales of $16.0 Billion increased 16.6%; EPS of $.82
2007 Full-Year Sales of $61.1 Billion increased 14.6%; Full-Year EPS of $3.63
Excluding Special Items, 2007 Fourth-Quarter EPS of $.88 Rose 8.6%
And Full-Year EPS of $4.15 Rose 10.4% *

New Brunswick, NJ (January 22, 2008) – Johnson & Johnson today announced record sales of $16.0 billion for the fourth quarter of 2007, an increase of 16.6% as compared to the fourth quarter of 2006. Operational growth was 11.9% and currency contributed 4.7%. Domestic sales were up 9.1%, while international sales increased 25.8%, reflecting operational growth of 15.3% and a positive currency impact of 10.5%. Worldwide sales for the year 2007 were $61.1 billion, an increase of 14.6% over 2006. Operational growth was 11.5% with currency contributing 3.1%. On a proforma basis, including the net impact of the acquisition of Pfizer Consumer Healthcare in both periods, worldwide sales increased operationally 4.6% and 4.2% for the fourth-quarter and full-year 2007, respectively.

Net earnings and diluted earnings per share for the fourth quarter of 2007 were $2.4 billion and $.82 respectively, representing increases of 9.5% and 10.8% respectively, compared to the same period in 2006. Net earnings for the fourth quarter of 2007 included an after-tax, non-cash charge of $441 million for the write-down of the intangible asset related to NATRECOR (nesiritide) and a tax gain of  $267 million associated with the restructuring of certain international subsidiaries. Net earnings for the fourth quarter of 2006 included an after-tax charge for in-process research and development of $217 million associated with the acquisition of Pfizer Consumer Healthcare. Excluding these special items, 2007 fourth-quarter net earnings were $2.5 billion and earnings per share were $.88, representing increases of 6.8% and 8.6%, respectively, as compared with the same period in 2006. *

Net earnings and diluted earnings per share for the year, as reported, were $10.6 billion and $3.63, decreases of 4.3% and 2.7%, respectively, as compared with 2006. Full-year 2007 net earnings included after-tax charges of $807 million for in-process research and development; $528 million for restructuring; an after-tax, non-cash charge of $441 million for the write-down of the intangible asset related to NATRECOR (nesiritide); and a gain of $267 million for international tax restructuring. Full-year 2006 net earnings included after-tax charges for in-process research and development of $448 million and an after-tax gain of $368 million associated with the termination of the Guidant acquisition agreement. Excluding these special items, net earnings for 2007 were $12.1 billion and earnings per share were $4.15, representing increases of 8.6% and 10.4%, respectively, as compared with the same period in 2006. * The Company announced its earnings guidance for full-year 2008 of $4.39 to $4.44 per share, which excludes the impact of in-process research and development charges or other special items.

 “Despite challenges in certain markets, our broad base of businesses allowed us to achieve solid results in 2007, building on our foundation of long-term profitable growth,” said William C. Weldon, Chairman and Chief Executive Officer. “It was a year of significant progress in our pipeline; the successful integration of Pfizer Consumer Healthcare; and the creation of new organizational structures focused on future growth."

Worldwide, the Medical Devices and Diagnostics segment achieved annual sales of $21.7 billion in 2007, representing an increase over the prior year of 7.2% with operational growth of 3.9% and a positive currency impact of 3.3%. Domestic sales increased 3.2%, while international sales increased 11.1% (4.6% from operations and 6.5% from currency).

Primary contributors to the operational growth included Vistakon’s disposable contact lenses; LifeScan’s blood glucose monitoring and insulin delivery products; Ethicon Endo-Surgery’s minimally invasive products; DePuy’s orthopaedic joint reconstruction and sports medicine businesses; Ortho-Clinical Diagnostics’ professional products; and Ethicon’s wound care and women’s health products. Growth was negatively impacted by lower sales of drug-eluting stents in our Cordis franchise due primarily to a decline in the market versus the prior year.

During the quarter, the Company completed the acquisition of certain assets, including intellectual property rights, related to the treatment of vertebral compression fractures from Disc-O-Tech Medical Technologies, Ltd., a privately-held company, and its subsidiary.

Worldwide Pharmaceutical sales of $24.9 billion for the full-year 2007 represented an increase of 6.9% versus the prior year with operational growth of 4.3% and a positive impact from currency of 2.6%. Domestic sales increased 3.4%, while international sales increased 13.3% (5.9% from operations and 7.4% from currency).

Sales growth reflects the strong performance of RISPERDAL CONSTA and the launch of INVEGA, both antipsychotic medications; TOPAMAX, an antiepileptic and a treatment for the prevention of migraine headaches; REMICADE, a biologic approved for the treatment of a number of immune mediated inflammatory diseases; VELCADE, a treatment for multiple myeloma; CONCERTA, a treatment for attention deficit hyperactivity disorder; and LEVAQUIN, an anti-infective. Growth was negatively impacted by lower sales of PROCRIT, a product for the treatment of anemia, due to a decline in the market. This market decline is related to labeling changes made during the year and a decision memorandum issued by the Centers for Medicare & Medicaid Services under its national coverage analysis process.

During the quarter, the Company made significant progress in advancing its pharmaceutical pipeline with several new drug applications submitted for approval to regulatory authorities in the U.S. and Europe. These submissions included:

•	Paliperidone palmitate in the U.S. -- a once-monthly atypical antipsychotic intramuscular injection for the treatment of schizophrenia;
•	Ustekinumab (CNTO 1275) in the U.S. and Europe -- a new, human monoclonal antibody for the treatment of adult patients with chronic moderate to severe plaque psoriasis;
•	Dapoxetine in Europe for the treatment of premature ejaculation in men 18-64 years of age;
•	VELCADE in Europe for the treatment of patients with previously untreated multiple myeloma; and
•	PREZISTA in the U.S. for traditional approval, including an expanded indication for the treatment of human immunodeficiency virus (HIV) infection in antiretroviral treatment-naïve adult patients.

In January 2008, the Company received accelerated approval from the U.S. Food and Drug Administration (FDA) for INTELENCE (etravirine) tablets, an anti-HIV medication.  INTELENCE, formerly known as TMC125, is the first non-nucleoside reverse transcriptase inhibitor (NNRTI) to show antiviral activity in treatment-experienced adult patients with NNRTI-resistant virus.

The Worldwide Consumer segment achieved annual sales in 2007 of $14.5 billion, an increase of 48.3% over the prior year with operational growth of 44.2% and a positive impact from currency of 4.1%. Domestic sales increased 40.1%, while international sales increased 55.5% (47.8% from operations and 7.7% from currency). On a proforma basis, including the net impact of the acquisition of Pfizer Consumer Healthcare in both periods, worldwide sales for the Consumer segment increased 4.6% operationally.

Sales results reflect the strong performance of LISTERINE antiseptic mouthrinse and the launch of whitening products; Baby and Kids Care products; the skin care lines of AVEENO, CLEAN & CLEAR, and NEUTROGENA; SPLENDA sweetener; ROGAINE hair regrowth treatment; and IMODIUM A-D, an antidiarrheal.

During the quarter, the Company received approval from the FDA for the allergy treatments ZYRTEC (cetirizine HCl) and ZYRTEC-D 12 HOUR (cetirizine HCl 5 mg/pseudoephedrine HCl 120 mg) to be used without a prescription for adults and children.

Johnson & Johnson is the world’s most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 250 Johnson & Johnson operating companies employ approximately 119,000 men and women in 57 countries and sell products throughout the world.

* Net earnings and diluted earnings per share excluding special items related to restructuring, intangible asset write-downs, in-process research and development charges and the gain associated with the termination of the Guidant acquisition agreement are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

NOTE TO INVESTORS

Johnson & Johnson will conduct a meeting with financial analysts to discuss this news release today at 8:30 a.m., Eastern Standard Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at http://www.investor.jnj.com/historical-sales.cfm.  The schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises.  Additional information on Johnson & Johnson can be found on the Company’s website at http://www.jnj.com.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)